Exhibit 10.6

CONSENT BY LANDLORD
TO ASSIGNMENT OF LEASE BY MERGER

     THIS CONSENT TO ASSIGNMENT OF LEASE BY MERGER is given as of May 2, 2005, by Jagar, L.L.C., a Michigan limited liability company (the "Landlord"), for the benefit of Picotronix, Inc., a Michigan corporation doing business as Picometrix, Inc. (the "Tenant") and Michigan Acquisition Sub, LLC, a Delaware limited liability company (the "Assignee").

WITNESSETH:

     WHEREAS, Landlord, as landlord, and Tenant, as tenant, entered into that certain Lease Agreement, dated as of June 18, 2000, for Tenant's lease of the premises commonly known as 2925 Boardwalk, Ann Arbor, Michigan 48103 (the "Lease");

     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March 8, 2005, among Advanced Photonix, Inc, a Delaware corporation and the sole member of the Assignee, the Tenant and the Assignee, Tenant will merge with and into Assignee, the separate existence of Tenant will cease and the Assignee will, as a matter of law, assume all of the rights and obligations of the Tenant, including, without limitation, the Lease (the "Merger");

     WHEREAS, the Lease provides, among other things, that the Lease shall not be assigned without the Landlord's written consent; and

     WHEREAS, although the Lease will become the obligation of the Assignee at the effective time of the Merger (the "Effective Time") as a matter of law, the consent of Landlord to the resultant change in the tenant under the Lease is a condition precedent to the Merger and Landlord has agreed to provide such consent.

     NOW THEREFORE, in consideration of the benefit of the Lease to the Landlord and for valuable consideration, the receipt of which is hereby acknowledged, the Landlord hereby consents to assumption by the Assignee of the rights, duties and obligations of the Tenant under the Lease as of the Effective Time. The Landlord further acknowledges that as of the Effective Time, the name of the Assignee will become "Picometrix, LLC."

     By execution hereof, Assignee agrees to perform and observe the covenant and obligations of Tenant under the Lease as of the Effective Time and Tenant acknowledges and agrees that all of its obligations under the Lease shall inure to the benefit of the Assignee as of the Effective Time, without any further act of Landlord, Tenant or Assignee.

     This instrument may be executed by facsimile and in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

     This instrument may be executed by facsimile signature and in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Landlord, Tenant and Assignee have caused this Agreement to be duly executed as of the day and year first above written.

JAGAR, L.L.C.

By:	/s/ Michael Roth
Michael Roth,
Its Authorized Member

PICOTRONIX, INC., doing business as
Picometrix, Inc.

By:	/s/ Robin F. Risser
Robin F. Risser
Its Chief Executive Officer

MICHIGAN ACQUISITION SUB, LLC, to be
known as of the Effective Time as
Picometrix, LLC

By Advanced Photonix, Inc.
Its Sole Member

By:	/s/ Richard Kurtz
Richard Kurtz
Its Chairman and Chief Executive Officer